FOR IMMEDIATE RELEASE

December 29, 2005

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   December 29, 2005……..

On December 29, 2005, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 95,662 square foot industrial building at 5101 West Waters Avenue, Hillsborough County, Tampa, Florida, for a purchase price of approximately $7,675,000.  The property is net-leased to Federal Express Corporation, Inc., which is in the eighth year of tenancy in a lease expiring in 2017.

The building was purchased from FE Tampa Investment Limited Partnership, a Delaware corporation, with Stan Johnson Company acting as the seller’s broker.  The facility is adjacent to the FedEx Ground facility on Florida Mining Boulevard, which was purchased by Monmouth in February, 2004.

According to Cynthia J. Morgenstern, Executive Vice President, “The Hillsborough County market is experiencing a period of substantial growth, which made our decision to acquire this facility an easy one.  The building was constructed in 1997 for Federal Express Corporation by Regional Development, a company with which Monmouth enjoys a long history.”

During the fiscal year ended September 30, 2005, Monmouth Real Estate Investment Corporation completed the acquisition of five properties at a total cost of $31,189,000.  During the first quarter of fiscal 2006, which ends December 31, 2005, MNRTA acquired three properties with a cost of $21,677,000.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of forty-one industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio,  Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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